Exhibit 99.1

HARRY & DAVID HOLDINGS, INC. REPORTS THIRD QUARTER FISCAL 2010 RESULTS

MEDFORD, Oregon, May 5, 2010 – Harry & David Holdings, Inc., announced today financial results for the third fiscal quarter ended March 27, 2010.

Net sales for the 13-week period ended March 27, 2010 decreased 11.6% to $66.2 million, compared to $74.9 million for the same period last year. During the third fiscal quarter, the Company experienced lower sales in all three of its operating segments.

For the third fiscal quarter of this year, consolidated gross profit decreased 24.9% to $17.1 million, compared to last year at $22.7 million on lower sales. Consolidated gross profit margin was 25.8% in fiscal 2010, a 450 basis point decrease from 30.3% in the same period in fiscal 2009. The 450 basis point decline was primarily due to higher delivery unit costs, and higher inventory write-offs, partially offset by the effect of lower overhead costs.

Inventory was $30.9 million at March 27, 2010, versus $41.4 million last year. The 25.4% decrease in inventory was the result of continued efforts by management to optimize the Company’s inventory position.

Cash and short-term investment balances at March 27, 2010 were $46.6 million versus $33.6 million in the same period last year, an increase of 38.7%. As of March 27, 2010 the Company was in compliance with all of its debt covenants.

“We have continued to improve our cash position during a still challenging retail environment by better management of our inventories, reducing expenses and tighter control of capital spending,” said Steven Heyer, Chairman and Chief Executive Officer. “We remain focused on our primary mission of delivering high quality products to our customers for any occasion as we strive to be known for helping people deliver happiness.”

For the third quarter of fiscal 2010, SG&A expenses were $53.0 million versus $48.8 million last year. SG&A as a percentage of sales increased to 80.1% from 65.1% versus the third quarter of fiscal 2009. The increase was primarily due to increased non-cash stock option compensation expense and higher severance costs, partially offset by lower advertising, payroll and lease expenses. Excluding the increased compensation and severance expenses, SG&A would have been $38.5 million, a reduction of 16.4% versus the prior year.

For the third quarter of fiscal 2010, EBITDA loss from continuing operations (as defined in the “Non-GAAP Financial Measures” section below) was $31.2 million, compared to a loss of $20.9 million in the same period of fiscal 2009. The decrease in EBITDA was primarily attributable to the stock option expense and severance costs incurred in the quarter discussed above.

Operating loss increased $9.8 million to $35.9 million in the third quarter of fiscal 2010, compared to $26.1 million in the same period last year. The pre-tax loss for the third quarter of fiscal 2010 was $40.5 million, compared to pre-tax loss from continuing operations of $30.9 million reported in the same period of fiscal 2009.

The Company’s consolidated net loss for the third quarter of fiscal 2010 was $28.0 million, reflecting an effective tax rate of 31.0%, compared to net loss, which included discontinued operations, of $18.1 million and an effective tax rate of 41.1% for the quarter ended March 28, 2009.

Capital expenditures were $0.1 million for the quarter ended March 27, 2010 versus $1.6 million reported in the same period last year.

Net sales for the thirty-nine week period ended March 27, 2010 were $379.5 million, a decrease of $55.7 million, or 12.8% versus fiscal 2009. EBITDA from continuing operations for the thirty-nine week period ended March 27, 2010 was $20.9 million, a decrease of $5.4 million, versus the prior year inclusive of the stock option expense and severance costs set forth above.

Pre-tax loss from continuing operations for the thirty-nine week period ended March 27, 2010 was $7.5 million, compared to $5.9 million in the thirty-nine week period ended March 28, 2009. Net loss for the year-to-date period in fiscal 2010 was $18.0 million, compared to a net loss of $2.9 million reported in the same period in fiscal 2009.

The Company’s full interim results for the third fiscal quarter ended March 27, 2010 are expected to be filed with the SEC on its quarterly report on Form 10-Q on May 5, 2010 and will be available on the SEC’s website at www.sec.gov. The Form 10-Q and this third quarter press release is also available on the Company’s corporate website, www.hndcorp.com. Beginning with these results for the third quarter of fiscal 2010, the Company no longer intends to hold quarterly conference calls.

Non-GAAP Financial Measures

This press release presents EBITDA, which we define as earnings before net interest expense, income taxes, depreciation and amortization, is a non-GAAP financial measure within the meaning of applicable SEC rules and regulations. The Company believes that EBITDA is a useful financial measure for assessing operating performance and liquidity. For an explanation of why management believes EBITDA is a useful measure for understanding the Company’s results of operations, a discussion of the limitations of using such measure and a reconciliation of EBITDA to the most comparable GAAP measure, see the discussion following the attached financial information.

Forward-Looking Statements

Certain of the statements in this document constitute forward-looking statements within the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties, as well as assumptions that, if they do not fully materialize or prove incorrect, could cause our business and results of operations to differ materially from those expressed or implied by such forward-looking statements. Such forward-looking statements include, without limitation, projections of earnings, revenues or financial items, statements of the plans, strategies and objectives of management for future operations, statements related to the future performance and growth potential of our brands, statements related to litigation matters, statements related to introducing new core and seasonal merchandise assortments, statements related to reducing returns, replacements and damages, statements related to new marketing initiatives and expanding electronic direct marketing initiatives, statements related to transportation costs, statements related to costs and availability of raw materials, statements related to macroeconomic and retail trends, statements related to our plans to open new retail stores, statements related to implementing new e-commerce functionality, statements related to future comparable store sales, statements related to our income tax provision and effective tax rate, statements related to government regulation, statements related to the use of our available cash, statements related to our project capital expenditures, statements related to the impact of new accounting pronouncements, statements related to the impact of acquisitions, statements related to indemnifications under our agreements, and statements of belief and statements of assumptions underlying any of the foregoing. You can identify these and other forward-looking statements by the use of words such as “may,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “potential,” or “continue” or the negative of those terms or other comparable terminology.

Risk factors that may affect our results include risks related to market demand for the Company’s products, production capabilities, relationships with customers, implementation of the Company’s business and marketing strategies, competition, fluctuations in energy and other commodity costs, financial leverage, postal rate increases, loss of key management, disruptions in IT, increase in labor costs and the availability of a seasonal workforce and changes in federal and state tax laws, potential effect of extreme weather and pests on crops, government regulation by the FDA and USDA, protection of intellectual property, compliance with environmental regulations and natural disasters, terrorism and acts of war, as well as the other risks included in the Risk Factors set forth in Item 1A of Harry and David’s Annual Report on Form 10-K for the year ended June 27, 2009 filed with the SEC.

You should keep in mind that any forward-looking statements made by the Company in this press release speaks only as of the date on which we make it. New risks and uncertainties arise from time to time, and it is impossible for us to predict these events or how they may affect us. We have no duty to, and no not intend to, update or revise the forward-looking statements after the date of the earnings release except required by law.

About Harry & David Holdings, Inc.

Harry & David Holdings, Inc., headquartered in Medford, Oregon, is a leading multi-channel specialty retailer and producer of branded premium gift-quality fruit and gourmet food products and gifts marketed under the Harry & David®, Wolferman’s® and Cushman’s® brands. Harry and David is a leading lifestyle and gourmet gift company. With a 75-year history of genuine farm-to-table freshness and unsurpassed artisanal quality, Harry and David is legendary for gifts such as the Fruit-of-the-Month Club® packs, featuring top-quality fruit, pampered on the tree, picked at its peak; Royal Riviera® Pears, Oregold® Peaches and Moose Munch® gourmet caramel popcorn made exclusively in our own confectionery. Gifts from Harry and David, Cushman’s Fruit Company and Wolferman’s are designed for festive occasions, entertaining and self enjoyment throughout the year. You can shop our products in our 126 stores and online at www.harryanddavid.com, www.wolfermans.com, and www.honeybell.com.

CONTACTS:

Investor Contact	Media Contact
Ed Dunlap, CFO	Gail Simon, VP-Brand Marketing & Communications
Harry & David Holdings, Inc.	Harry & David Holdings, Inc.
edunlap@harryanddavid.com	gsimon@harryanddavid.com
(541) 864-2164	(541) 261-9719

— Financial Tables Follow —

Harry & David Holdings, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(in Thousands)

	March 27, 2010	June 27, 2009	March 28, 2009 (Restated)
	Unaudited		Unaudited
Assets
Current assets
Cash and cash equivalents	$41,602	$15,395	$33,581
Short-term investments	4,995	—	—
Trade accounts receivable, net	2,045	1,466	4,184
Other receivables	1,514	2,062	3,459
Inventories	30,918	44,738	41,366
Deferred catalog expenses	2,690	2,657	4,265
Deferred income taxes	—	5,230	529
Other current assets	6,514	4,862	8,866

Total current assets	90,278	76,410	96,250
Fixed assets, net	131,953	145,477	150,528
Goodwill	12,236	12,236	12,211
Intangibles, net	32,405	33,057	33,418
Deferred financing costs, net	4,196	5,975	6,568
Deferred income taxes	—	1,423	324
Other assets	2,058	2,114	3,403

Total assets	$273,126	$276,692	$302,702

Liabilities and stockholders’ deficit
Current liabilities
Accounts payable	$8,212	$11,171	$10,299
Accrued payroll and benefits	17,749	14,105	14,437
Deferred revenue	21,183	16,317	22,497
Deferred income taxes	2,488	—	—
Income taxes payable	15,239	13,643	19,360
Accrued interest	1,297	4,485	1,470
Other accrued liabilities	2,337	2,980	3,879
Current portion of capital lease obligation	309	147	642

Total current liabilities	68,814	62,848	72,584
Long-term debt and capital lease obligation	198,362	198,671	198,671
Accrued pension liabilities	24,498	27,364	24,088
Deferred income taxes	1,000	—	—
Other long-term liabilities	9,617	9,591	10,162

Total liabilities	302,291	298,474	305,505

Commitments and contingencies
Stockholders’ equity (deficit)
Common stock	10	10	10
Additional paid-in capital	16,576	6,673	6,547
Accumulated other comprehensive loss, net of taxes	(9,084)	(9,795)	(7,992)
Accumulated deficit	(36,667)	(18,670)	(1,368)

Total stockholders’ deficit	(29,165)	(21,782)	(2,803)

Total liabilities and stockholders’ deficit	$273,126	$276,692	$302,702

Harry & David Holdings, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(in Thousands)

(Unaudited)

	Thirteen Weeks Ended		Thirty-nine Weeks Ended
	March 27, 2010	March 28, 2009	March 27, 2010	March 28, 2009 (Restated)
Net sales	$66,192	$74,912	$379,488	$435,245
Cost of goods sold	49,138	52,194	214,996	249,702

Gross profit	17,054	22,718	164,492	185,543

Operating expenses:
Selling, general and administrative	52,747	48,548	157,463	189,706
Selling, general and administrative – related party	250	250	750	750

	52,997	48,798	158,213	190,456

Operating income (loss)	(35,943)	(26,080)	6,279	(4,913)

Other (income) expense:
Interest income	(37)	(22)	(54)	(246)
Interest expense	4,689	4,870	14,293	16,694
Gain on debt repurchases	—	—	—	(15,416)
Other (income) expense, net	(47)	(27)	(416)	(50)

	4,605	4,821	13,823	982

Loss from continuing operations before income taxes	(40,548)	(30,901)	(7,544)	(5,895)
Provision (benefit) for income taxes	(12,556)	(12,702)	10,453	(2,684)

Net loss from continuing operations	(27,992)	(18,199)	(17,997)	(3,211)

Discontinued operations:
Gain on sale of Jackson & Perkins	—	22	—	64
Operating income from discontinued operations	—	146	—	485
Provision for income taxes on discontinued operations	—	69	—	215

Net income from discontinued operations	—	99	—	334

Net loss	$(27,992)	$(18,100)	$(17,997)	$(2,877)

Harry & David Holdings, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(in Thousands)

(Unaudited)

	Thirty-nine Weeks Ended
	March 27, 2010	March 28, 2009 (Restated)
Operating activities
Net loss	$(17,997)	$(2,877)
Less: Net income from discontinued operations	—	334

Net loss from continuing operations	(17,997)	(3,211)
Adjustments to reconcile net loss from continuing operations to net cash provided by operating activities from continuing operations:
Depreciation and amortization of fixed assets	13,565	14,388
Amortization of intangible assets	652	1,397
Amortization of deferred financing costs	1,779	1,842
Stock option compensation expense	9,903	356
Loss on impairment and disposal of fixed assets and other long-lived assets, net	915	13,859
Gain on sale of short-term investments	—	(64)
Deferred income taxes	9,818	952
Amortization of deferred pension loss	1,034	1,418
Gain on debt repayment	—	(15,416)
Changes in operating assets and liabilities:
Trade accounts receivable and other receivables	(31)	(2,997)
Inventories	13,820	13,741
Deferred catalog expenses and other assets	(1,629)	969
Accounts payable	(2,959)	(8,838)
Accrued liabilities	364	(5,482)
Income taxes	1,596	(4,250)
Accrued pension liabilities	(2,866)	(2,122)
Deferred revenue	4,866	5,425

Net cash provided by operating activities from continuing operations	32,830	11,967
Net cash provided by operating activities from discontinued operations	—	881

Net cash provided by operating activities	32,830	12,848

Investing activities
Acquisition of fixed assets	(1,541)	(6,005)
Acquisition of business	—	(8,509)
Acquisition of held-to-maturity securities	(4,995)	—
Proceeds from the sale of fixed assets	60	19
Proceeds from the sale of held-to-maturity securities	—	5,000
Proceeds from the sale of available-for-sale securities	—	10,097

Net cash provided by (used in) investing activities from continuing operations	(6,476)	602

Financing activities
Borrowings on revolving debt	85,000	113,000
Repayments of revolving debt	(85,000)	(113,000)
Repayments of capital lease obligation	(147)	(295)
Repurchases of long-term debt		(20,366)

Net cash used in financing activities from continuing operations	(147)	(20,661)

Increase (decrease) in cash and cash equivalents	26,207	(7,211)
Cash and cash equivalents, beginning of period	15,395	40,792

Cash and cash equivalents, end of period	$41,602	$33,581

Harry & David Holdings, Inc. and Subsidiaries

(in Thousands)

(Unaudited)

Reconciliation of EBITDA from Continuing Operations to Net Cash Provided by (Used in) Operating Activities

	Thirteen Weeks Ended		Thirty-nine Weeks Ended
	March 27, 2010	March 28, 2009	March 27, 2010	March 28, 2009
Net loss from continuing operations	$(27,992)	$(18,199)	$(17,997)	$(3,211)
Interest expense, net from continuing operations	4,652	4,848	14,239	16,448
Provision (benefit) for income taxes from continuing operations	(12,556)	(12,702)	10,453	(2,684)
Depreciation and amortization from continuing operations	4,663	5,178	14,217	15,785

EBITDA from continuing operations	$(31,233)	$(20,875)	$20,912	$26,338
Interest expense, net from continuing operations	(4,652)	(4,848)	(14,239)	(16,448)
Provision for income taxes from continuing operations	12,556	12,702	(10,453)	2,684
Amortization of deferred financing costs	593	594	1,779	1,842
Stock option compensation expense	9,732	118	9,903	356
Loss on impairment and disposal of fixed assets and other long-lived assets, net	16	11	915	13,859
Gain on sale of short-term investments	—	—	—	(64)
Deferred income taxes	(557)	(1,993)	9,818	952
Amortization of deferred pension loss	389	1,360	1,034	1,418
Gain on debt repayment	—	—	—	(15,416)
Changes in operating assets and liabilities from continuing operations	(48,537)	(47,094)	13,161	(3,554)

Net cash provided by (used in) operating activities from continuing operations	(61,693)	(60,025)	32,830	11,967
Net cash provided by discontinued operations	—	146	—	881

Net cash provided by (used in) operating activities	$(61,693)	$(59,879)	$32,830	$12,848

In the thirteen-week period ended March 27, 2010, net loss and EBITDA from continuing operations included:

•	$9,732 of non-cash stock option compensation expenses;

•	$4,742 in severance and re-organization payroll and benefits;

•	$414 related to pension settlement expenses;

•	$405 gain on insurance premium refund from prior years;

•	$320 of consulting fees associated with certain corporate initiatives and information technology projects;

•	$250 of fees paid to Wasserstein and Highfields under the management agreement;

•	$77 in approved relocation and recruiting expenses;

•	$60 gain on legal settlement;

•	$24 gain related to certain income tax reserves; and

•	$16 loss on impairment and disposal of fixed assets and other long-lived assets, net.

In the thirteen-week period ended March 28, 2009, net loss and EBITDA from continuing operations included:

•	$2,585 of severance related benefits and outplacement services;

•	$1,529 of inventory reserve benefit;

•	$287 of consulting fees associated with certain corporate initiatives and information technology projects;

•	$250 of fees paid to Wasserstein and Highfields under the management agreement;

•	$196 in approved relocation and recruitment charges;

•	$145 of integration expenses related to our acquisitions;

•	$118 of non-cash stock option compensation expense;

•	$11 loss on impairment and disposal of fixed assets and other long-lived assets; and

•	$26 gain related to certain income tax reserves.

In the thirty-nine week period ended March 27, 2010, net loss and EBITDA from continuing operations included:

•	$9,903 of non-cash stock option compensation expenses;

•	$5,627 in severance and re-organization payroll and benefit expenses;

•	$915 loss on impairment and disposal of fixed assets and other long-lived assets, net;

•	$750 of fees paid to Wasserstein and Highfields under the management agreement;

•	$741 of consulting fees associated with certain corporate initiatives and information technology projects;

•	$414 related to pension settlement expense;

•	$405 gain on insurance premium refund from prior years;

•	$346 gain on legal settlement;

•	$278 related to store closure expenses and lease termination costs for our Eugene, Oregon call center;

•	$166 in approved recruiting and relocation expenses;

•	$110 of state net worth tax adjustments; and

•	$73 gain related certain income tax reserves.

In the thirty-nine week period ended March 28, 2009, net loss and EBITDA from continuing operations included:

•	$15,416 net gain on repayment of long-term debt;

•	$13,859 loss on impairment and disposal of fixed asset and other long-lived assets;

•	$3,899 of inventory reserve expenses;

•	$3,002 of severance related benefits and outplacement services;

•	$1,336 of consulting fees associated with certain corporate initiatives and information technology projects;

•	$750 of fees paid to Wasserstein and Highfields under the management agreement;

•	$631 of integration expenses related to our acquisitions;

•	$356 of non-cash stock option compensation expense;

•	$300 of income associated with a vendor settlement;

•	$196 of approved relocation and recruitment charges;

•	$89 of expenses related to land rezoning;

•	$87 of expense related to inventory step-up amortization related to our acquisition; and

•	$48 gain related to certain income tax reserves.

(1) Our measure of EBITDA meets the definition of a non-U.S. GAAP financial measure.

EBITDA is defined as earnings before net interest expense, income taxes, depreciation and amortization and is computed on a consistent method from quarter to quarter and year to year.

We use EBITDA, in conjunction with U.S. GAAP measures such as cash flows from operating activities, cash flows from investing activities and cash flows from financing activities, to assess our liquidity, financial leverage and ability to service our outstanding debt. For example, certain covenant and compliance ratios under our revolving credit facility and the indenture governing the outstanding notes use EBITDA, as further adjusted for certain items as defined in each agreement. If we are not able to comply with these covenants, we may not be able to borrow additional amounts, incur more debt to finance our ongoing operations and working capital or take other actions. In addition, the lenders could accelerate the outstanding amounts, which could materially and adversely affect our liquidity and financial position.

We use EBITDA, in conjunction with the other U.S. GAAP measures discussed above, to assess our debt to cash flow leverage, to plan and forecast overall expectations and to evaluate actual results against such expectations; to assess our ability to service existing debt and incur new debt; and to measure the rate of capital expenditure and cash outlays from year to year and to assess our ability to fund future capital and non-capital projects. We believe that, like management, debt and equity investors frequently use (and expect to be able to continue to use) EBITDA to compare debt to cash flow leverage among companies.

EBITDA, when used as a liquidity measure, has limitations as an analytical tool. These limitations include:

•	EBITDA does not reflect our cash expenditures, or future requirements for capital expenditures or contractual commitments;

•	EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

•	EBITDA is not a measure of discretionary cash available to us to pay down debt;

•	EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debt; and

•	other companies in our industry may calculate EBITDA differently than we do, limiting its usefulness as a comparative measure.

To compensate for these limitations, we analyze EBITDA in conjunction with other U.S. GAAP financial measures impacting liquidity and cash flow, including depreciation and amortization, capital spending and net income in terms of the impact on depreciation and amortization, changes in net working capital, other non-operating income and losses that affect cash flow and liquidity, interest expense and taxes. Similarly, EBITDA should not be considered in isolation or as a substitute for these U.S. GAAP liquidity measures.

We also use EBITDA, in conjunction with U.S. GAAP measures such as operating income and net income, to assess our operating performance and that of each of our businesses and segments. Specifically, we use EBITDA, alongside the U.S. GAAP measures mentioned above, to measure profitability and profit margins and to make budgeting decisions relating to historical performance and future expectations of our segments and business as a whole, and to make performance comparisons of our company compared to other peer companies. We believe that, like management, debt and equity investors frequently use (and expect to be able to continue to use) EBITDA to assess our operating performance and compare it to that of other peer companies.

Furthermore, we use EBITDA (in conjunction with other U.S. GAAP and non-U.S. GAAP measures such as operating income, capital expenditures, taxes and changes in working capital) to measure return on capital employed. EBITDA allows us to determine the cash return before taxes, capital spending and changes in working capital generated by the total equity employed in our company. We believe return on capital employed is a useful measure because it indicates the total returns generated by our business, which, when viewed together with profit margin information, allows us to better evaluate profitability and profit margin trends.

As a performance measure, we also use return on capital employed to assist us in making budgeting decisions related to how debt and equity capital is being employed and how it will be employed in the future. Historical measures of return on capital employed, which include EBITDA, are used in estimating and predicting future return on capital trends. Combined with other U.S. GAAP financial measures, historical return on capital information helps us make decisions about how to employ capital effectively going forward.

However, because EBITDA does not take into account certain of these non-cash items, which do affect our operations and performance, EBITDA has inherent limitations as an operating measure. These limitations include:

•	EBITDA does not reflect the cash cost of acquiring assets or the non-cash depreciation and amortization of those assets over time, or the replacement of those assets in the future;

•	EBITDA does not reflect cash capital expenditures on an historical basis or in the current period, or address future requirements for capital expenditures or contractual commitments;

•	EBITDA is not a measure of discretionary cash available to us to invest in the growth of our business;

•	EBITDA does not reflect changes in working capital or cash needed to fund our business;

•	EBITDA does not reflect our tax expenses or the cash payments we are required to make to fulfill our tax liabilities; and

•	Other companies in our industry may calculate EBITDA differently than we do, limiting its usefulness as a comparative measure.

To compensate for these limitations we analyze EBITDA alongside other U.S. GAAP financial measures of operating performance, including, operating income, net income and changes in working capital, in terms of the impact on other non-operating income and losses that affect profitability and return on capital. You should not consider EBITDA in isolation or as a substitute for these U.S. GAAP measures of operating performance.